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EXHIBIT 10.19


                       NONREIMBURSABLE SPACE ACT AGREEMENT
                                     BETWEEN
                 NATIONAL AERONAUTICS AND SPACE ADMINISTRATION,
                          JOHN F. KENNEDY SPACE CENTER
                                       AND
                            HYBRID TECHNOLOGIES, INC.
                                       FOR
              LOAN OF HYBRID TECHNOLOGIES PT CRUISER, SMART CAR AND
                     ALL TERRAIN VEHICLES, ELECTRIC VEHICLES

I.  AUTHORITY

This agreement is entered. into by the National Aeronautics and Space Administration, John F. Kennedy Space Center (hereinafter "NASA.-T SC") located at Kennedy Space Center, Florida 32899, and Hybrid Technologies, Inc. (hereinafter "Hybrid Tech"), located at 5001 East Bonanza Road, Suite 138-145, Las Vegas, Nevada 89110. This agreement is entered into pursuant to sections 203(c) (5) and (6) of the National Aeronautics and Space Act of 1958, as amended, 42 U.S.C. Section 2473(c), as implemented by NASA Policy Directive 1050.1 G.

II. PURPOSE OF AGREEMENT AND AGENCY COMMITMENT

This agreement details the roles and responsibilities of NASA-KSC and. Hybrid Tech regarding the loan of three electric vehicles: one PT Cruiser, one Smart Car, and one All Terrain Vehicle (ATV) (see pages 11-13 of this agreement) to NASA-KSC. Utilizing these vehicles at K SC is a cooperative opportunity to demonstrate zero emission vehicle technology in a high-visibility application. Benefits to NASA-KSC include having improved compliance with Alternative Fuel Vehicles (AFVs) mandates, demonstrating the use of an electric vehicle in Federal (fleets the size of KSC's fleet and studying the possibilities of utilizing electric vehicles in our fleet operations, and establishing a relationship with Hybrid Tech for possible future collaboration on AFVs.

III.RESPONSIBILITIES

A.  LOAN OF VEHICLES TO NASA-KSC

          1. Hybrid Tech agrees to loan to NASA-KSC and. NASA-KSC agrees to accept from Hybrid Tech one used and/or new PT Cruiser, one used and/or new Smart Car Electric Vehicle and one new or used ATV, all of which will. include a battery pack with 100 percent lithium batteries used to power the vchicle(s) for use in NASA-KSC's business. Vehicles shall be described in Loan Agreement Supplements ("Supplement") executed by Hybrid Tech and NASA-KSC from time to time. Each such Supplement shall be incorporated herein upon its execution by Hybrid Tech and NASA-KSC.

         2. This is an Agreement for loan of the vehicles only and is not a contract for the sale or lease of vehicle(s). Hybrid Tech is the owner of the three vehicles mentioned above, and NASA-KSC recognizes that it does not acquire any legal or equitable


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               interest in the vehicle(s).  NASA-KSC's  rights to possess,  use, and operate any and all vehicles shall he forfeited upon the termination or expiration of this Agreement as hereinafter provided.

          3. With respect to each vehicle, the term of the loan (the "Term") shall commence on the date the vehicle(s) is delivered to the NASA-KSC (the "In-Service Date") and shall continue through the date set forth in the applicable Supplement as the maturity date. In no event will the term of the loan of any individual vehicle described in a Supplement exceed the term of the Agreement established in Section XVIII, herein.

B.  PLACEMENT OF VEHICLES IN SERVICE

          1. Hybrid Tech shall complete a Supplement for the vehicle, which N4SA-KSC and Hybrid Tech shall execute prior to delivery of the vehicle to NASA-KSC. Vehicles described in such Supplement shall, upon execution of the Supplement by NASA, KSC and Hybrid Tech and delivery of the vehicle to NASA-KSC, he subject to all the terms and conditions of this Agreement. Carrier receipt will be sufficient proof of delivery of the vehicles to NASA-KSC.

          2. Vehicles shall include all equipment required by Federal, state, or municipal statutes, laws, ordinances, rules, or regulations, present or future. Hybrid Tech shall pay for and install any equipment necessary to bring vehicles in compliance with these requirements. NASA-KSV agrees to cooperate with Hybrid Tech in accomplishing compliance.

          3. NASA-KSC shall inspect all vehicles within five (5) business days of delivery. If, as a result of such inspection, NASA-KSC discovers any physical or functional defect in the vehicle received, NASA-KSC shall notify Hybrid Tech within ten (10) business days, and Hybrid Tech may, at its option, either promptly repair the defect or terminate the loan of such vehicle.

C.  REGISTRATION, OFFICIAL FEES AND TAXES, MOVEMENT OF VEHICLE

          1. Hybrid Tech shall not be responsible for any fines incurred by drivers of the vehicles such as traffic or parking tickets.

          2. Hybrid Tech or its designee will register and title the vehicle initially, and NASA-KSC plans to either provide a Government tag or shall be responsible for subsequent registration of the vehicle. All vehicles will be titled or registered in the state specified in the Supplement. The Certificate of Title and Registration for each vehicle shall be completed as instructed by Hybrid Tech. Hybrid Tech will be the legal owner of the vehicle and shall retain possession of All Certificates of Title.


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D.  USAGE

         1. NASA-KSC shall use each vehicle only for official business requirements.
               Vehicles may not be leased by NASA-KSC. NASA-KSC will ensure that all vehicles are used in a careful manner and in accordance with all applicable governmental and insurance requirements and limitations and in no event for other than a lawful purpose and in compliance with all laws. Hybrid Tech property and liability insurance must cover all users of the vehicle. Under no circumstances shall NASA-KSC permit any vehicle to be used or charged by any individual who has not been trained by NASA-KSC to use and charge the vehicle.

          2. NASA-KSC understands and agrees that NASA-KSC may not, under any circumstances, disassemble the vehicles or any portion thereof. If NASA-KSC makes any alterations to a vehicle with Hybrid Tech's permission, NASA-KSC shall return the vehicle to its original condition prior to the expiration or early termination of this Agreement. NASA-KSC agrees to maintain in unobliterated condition any identification numbers, labels, tags, and other markings used to identify the vehicles.

          3. NASA-KSC will provide to Hybrid Tech such information regarding the vehicles and NASA-KSC's use thereof as may be reasonably requested by Hybrid Tech.

E.  INSURANCE

          1. Hybrid Tech shall provide, at Hybrid Tech's expense, for each, vehicle during the Term thereon, Automobile Liability Insurance with limits not less than $1 million per accident and including Comprehensive and Collision Damage coverage for each vehicle. The insurance shall name Hybrid Tech as Loss Payee and NASA-KSC as Additional Insured. Hybrid Tech must provide continued, proof of such insurance to NASA-KSC, as requested. Proof of insurance shall be provided at the time of execution of Supplement to this Agreement.

          2. NASA-KSC shall promptly notify Hybrid Tech of any damage to their vehicles. NASA-KSC may assist Hybrid Tech in coordinating the pickup or delivery of the vehicles with their Approved Service Providers. The Approved Service Providers shall provide proof that the necessary repairs have been completed and that the vehicle is safe to operate. Hybrid Tech shall pay for any accident-related vehicle repairs or expenses which are not covered by insurance. If any claim is made or action commenced for personal injury or death or property damage in connection with any vehicle, NASA-KSC shall promptly notify Hybrid Tech.

F.  MAINTENANCE AND REPAIRS

          1. Hybrid Tech shall, at Hybrid Tech's sole expense (no maintenance costs from NASA), maintain all their vehicles in accordance with the owner's and service manuals. Hybrid Tech shall have maintenance and repairs performed only by authorized KSC area dealers or other Approved Service Provider(s) designated by


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               Hybrid  Tech.  Hybrid Tech shall  provide NASA with a list of the
               Approved Service Providers in NASA-KSC's geographic area prior to delivery of the vehicle. If any of the foregoing dealers cease to he Approved Service Providers during the Term, Hybrid Tech will appoint one or more alternate Approved Service Providers in NASA-KSC's geographic area and provide NASA-KSC with an updated list.

          2. Hybrid Tech shall immediately arrange for repairs or, if necessary, replacement of the vehicle. All vehicle warranty repair and maintenance shall be performed in accordance with the manufacturer's suggested warranty repair and maintenance program and by an Approved Service Provider. Any manufacturer recall or other notices regarding the operation or repair of the vehicle will be forwarded to NASA-KSC within five (5) days of receipt.

          3. NASA-KSC may assist Hybrid Tech (upon their request) by delivering the vehicle to the Approved Service Provider for warranty repair and maintenance. If the vehicle is not drivable, NASA-KSC will obtain clearance of any approved KSC tow company for the removal of the vehicle from KSC property.

          4. NASA-KSC shall provide, at its own expense, a power source that meets the specifications set forth by Hybrid Tech and the manufacturer for recharging required for the proper operation and/or protection of each vehicle.

          5.   NASA-KSC  shall  be   responsible   for  all  expenses or charges
               associated with washing, parking, towing, garage and/or highway tolls for each vehicle.

          6. NASA-KSC gives Hybrid Tech the right to inspect any vehicle upon prior reasonable notice to NASA-KSC. If Hybrid Tech, during any inspection of a vehicle, determines that NASA-KSC has failed to perform its obligations as set forth in this Section, Hybrid Tech shall give NASA-KSC written notice thereof. Unless NASA-KSC performs its obligations within thirty (30) days from the date of Hybrid Tech notice, Hybrid Tech shall have the right, but not the obligation, to terminate the loan of the vehicle to NASA-KSC and/or to perform the maintenance, service, and repair required to be performed.

          7. NASA-KSC gives Hybrid Tech the right to install, at any time, any equipment or make any repairs or changes to the vehicle which Hybrid Tech deems are necessary.

G.  RETURN OF VEHICLES

          1. Upon the expiration or termination of this Agreement in its entirety or with respect to any or all vehicles, said vehicles shall be returned to Hybrid Tech's closest regional office or Approved Service Provider from NASA-KSC's location, at Hybrid Tech's expense, NASA-KSC shall give Hybrid Tech thirty (30) days written notice of the vehicle identification number of the vehicle(s) coming to the end of its Term.



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         2.    Prior to Hybrid  Tech's  acceptance  of any vehicle at the end of the Term for such vehicle, Hybrid Tech may schedule a prerecovery inspection with NASA-KSC.

         3. Each vehicle returned to Hybrid Tech shall have one (1) battery pack with lithium batteries, four (4) undamaged tires of identical make and type, and one (1) spare tire (allowing for normal wear and tear).

          4. Actual mileage of the vehicle during the In-Service period shall be certified pursuant to a federally required odometer statement, to be signed by the NASA-KSC upon the expiration of this Agreement.

IV. LIABILITY AND RISK OF LOSS

A. Hybrid Tech assumes all risks and liability arising from NASA-KSC's possession, use, and operation of the vehicles, including liability which may rise from NASA-KSC's employee's or agent's possession, use, and operation of a vehicle from the moment of delivery to NASA-KSC to the moment of return to Hybrid Tech. Hybrid Tech agrees to indemnify and hold NASA and NASA-KSC harmless from any and all of the following whether actual or alleged: (i) all loss, damage, claims, suits, taxes, liens, penalties, fines, liability, and expense (including reasonable attorneys' fees) arising in any manner, relating directly or indirectly to the possession, use, and operation of the vehicles, including, but not limited to, injuries or death to persons or damages to or destruction of property; (ii) claims and liens for storage, labor, and materials; and (iii) all loss of and damage to, the vehicles, regardless of whether insured for physical damage insurance.

B. Without limiting its obligations under subsection A above, Hybrid Tech further agrees to indemnify and hold harmless NASA and NASA-KSC from any and all loss, damage, claims, suits, taxes, liens, penalties, fines, liability, and expense (including reasonable attorneys' fees) arising out of claims by third parties (including employees, agents, or contractors of NASA-KSC) which relate directly or indirectly to NASA-KSC's acts or omissions or breach of this Agreement in connection with the possession, use, and operation of the vehicles, including, but not limited to, injuries or death to persons or damages to, or destruction of, property. Such indemnity shall not waive any rights the NASA-KSC may have against the manufacturer of the vehicle or Hybrid Tech for product liability claims.

C. Hybrid Tech further agrees to extend this unilateral waiver to its own related entities by requiring them, by contract or otherwise, to waive all claims against NASA, its related entities, and employees of NASA or of its related entities for injury, death, damage, or loss arising from, or related to, activities undertaken pursuant to this agreement.

D. Hybrid Tech assumes any and all risks of personal injury and property damage attributable to the negligent acts or omissions of Hybrid Tech and its officers, employees, servants, and agents thereof while acting within the scope of their employment by Hybrid Tech.



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V. ASSIGNMENT

A. NASA-KSC shall not assign or permit any vehicle to be used by anyone other than NASA-KSC and/or NASA contractor employees.

B. Hybrid Tech shall have the right to assign any or all of its rights and obligations at any time without the consent of NASA-KSC. Without limiting the foregoing, Hybrid Tech shall have the right to assign any of its rights hereunder to a financial institution retained by Hybrid Tech to service this Agreement.

VI. NOTICES

Any notice required or permitted under this Agreement shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, or nationally recognized courier service to Hybrid Tech or NASA-KSC at their respective addresses set forth on page 8 of this Agreement, or at such other address furnished by either party to the other in accordance with the notice provisions of this Section.

VII. APPLICABLE LAWS, RULES, REGULATIONS, AND POLICIES

A. United States Federal law governs this Agreement for all purposes, including, but not limited to, determining the validity of the Agreement, the meaning of its provisions, and the rights, obligations and remedies of the parties.

B. While engaged in activities on NASA-KSC property pursuant to this Agreement, Hybrid Tech agrees to comply with all NASA-KSC policies, rules, and regulations in effect at the time the activities are occurring. This includes, but is not limited, to, all safety, health, security, and environmental requirements.

VIII. FURTHER ASSURANCES

From time to time each party shall execute and deliver supplements and such further instruments and will take such other actions as the other party reasonably may request in order to discharge and perform their respective obligations and agreements hereunder.

IX. FORCE MAJEUERE

Neither party shall incur any liability to the other for any obligations if caused by wars, fires, strikes, or other labor disputes, accidents, acts of God, governmental regulations or interference, shortages of labor or materials, delays in transportation, nonavailability of same from the manufacturer, or other causes beyond that party's control. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL OR CONSEQUENTIAL DAMAGES.

X. SEVERABILITY AND WAIVER

Any provision of this Agreement prohibited by applicable law will be ineffective to the extent of such prohibition without invalidating the remaining provisions hereof. The failure of either party

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to require  strict  performance  of any provision will not diminish that party's right thereafter to require strict performance of any provision.

XI. SUCCESSORS AND ASSIGNS

This Agreement shall he binding on, and shall endure to the benefit of, the parties hereto and their respective permitted successors and assigns.

XII. SURVIVAL OF COVENANTS, REPRESENTATIONS, AND WARRANTIES

The covenants, representations, and warranties of each of the parties to this Agreement shall survive the termination of this Agreement.

XIII. FINANCIAL OBLIGATIONS

There will be no transfer of funds between NASA-KSC and Hybrid Tech in connection with this Agreement. Each party will fund its own participation under this Agreement.

All activities under, or pursuant to, this agreement are subject to the availability of appropriated funds, and no provision shall be interpreted to require obligation. or provision of funds in violation of the Anti-Deficiency Act, 31 U.S.C. section 1341.

XIV. INTELLECTUAL PROPERTY AND DATA RIGHTS

Data generated under this Agreement will be reserved to Hybrid Tech for scientific analysis and first publication rights beginning with creation of a form suitable for analysis. NASA may also have access to, and use of, the data and any associated data, but such access and use will not prejudice the first publication rights of the investigators.

Final results will be made available to the scientific community through publication in appropriate journals or other established channels as soon as practicable and consistent with good scientific practice. In the event such reports or publications are copyrighted, NASA and Hybrid Tech shall have a royalty-free right under the copyright to reproduce, distribute, create derivative works, and use such copyrighted work for their purposes. In the event such reports or publications are copyrighted, Hybrid Tech shall either own all such copyrights, or if Hybrid Tech chooses for any reason whatsoever not to do so, NASA and Hybrid Tech shall each have a royalty-free right under the copyright to reproduce, distribute, create derivative works, and use such copyrighted work for their purposes.

Title to inventions made (conceived or first actually reduced to practice) as a consequence of, or in direct relation to, the performance of the activities under this Agreement will remain with the respective inventing parties, and no invention and patent rights are exchanged between the parties unless otherwise specifically agreed and set forth in, this Agreement. Tn the event an invention is made jointly by employees of the parties or an employee of a party's contractor, the parties will consult and agree as to future actions toward establishment of patent protection for the invention. It is recognized and agreed that the parties may be required to and shall grant license

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or other  rights to  sponsor(s)  in  inventions,  data,  and  information  under provisions which may be contained in prime funding agreement(s).

XV. DISCLAIMER OF WARRANTY

Neither NASA nor Hybrid Tech warrants the data's availability or suitability for any particular use.

XVI. CONTINUING OBLIGATIONS

The obligations of the parties set forth in this Agreement concerning Liability and Risk of Loss and intellectual Property and Data Rights shall continue to apply after the expiration or termination of this Agreement.

   VII. KEY PERSONNEL

The following personnel arc designated as the key officials for their respective party. These key officials are the principal points of contact between the parties in the performance of this Agreement:

NASA-KSC                                                    HYBRID TECH
Brace Chesson                                               Richard Griffiths
Transportation, Alternative Fuels and Vehicles              Public Relations & Business Development
Mail Code: TA-El                                            Hybrid Technologies, Inc
NASA, John F. Kennedy Space Center                          5001 East Bonanza Road, Suite 138-14
Kennedy Space Center, FL 32899                              Las Vegas, NV 89110
Telephone: 321 867-8635                                     Telephone: 888-669-1808
Fax: 321-867-1.458                                          Fax: 702-926-9508
E-mail: Bruce E. Chesson@nasa.gov                           E-mail: rgriffiths@ hybridtechnologies.com

XVIII.TERM OF AGREEMENT AND RIGHT TO TFRMINAT1ON

This Agreement sets forth the entire and complete agreement between the parties. This Agreement becomes effective on the date of the last signature of the parties. Either party, upon a 30-day written notice to the other party, may terminate this Agreement at any time and for any reason it deems substantial. In the event of such termination, each party shall return to the other any data it furnished to assist the other in performance of this Agreement, but each party may retain one archival copy of such data and any data generated by its performance under the Agreement, unless the "Intellectual Property and Data Rights" or other section of this Agreement provides otherwise. This Agreement shall expire upon completion of all obligations of both, parties hereto or not to exceed one year from the date of the last signature of the parties, whichever comes first.

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XIX. NEWS RELEASES AND PUBLICATIONS

The parties agree to coordinate in advance any news releases and/or widely distributed publications that result from activities ,performed pursuant to this Agreement. This coordination shall entail, notifying the respective points of contact of the proposed news release or publication in sufficient time to allow the other party an opportunity to review and comment as deemed appropriate.

XIX. USE OF NAME, INITIALS, AND INSIGNIA

Hybrid Tech agrees to submit to NASA for its approval all promotional and advertising material that uses the NASA name, initials, insignia, seal, or logotype prior to publication. Approval by NASA. shall be based on applicable law (e.g.. 42 U.S.C. section 2459(b), 2472(a), and 2473(c)(1); and 14 C.F.R.
section 1221.100 et seq.) and policy governing the use: of the words "National Aeronautics and Space Administration," and the letters "N A S A," and the NASA. insignia, sea], and logotype.

NASA agrees that it will not at any time during or following termination of this Agreement use the name of Hybrid Tech or any other names, insignia, symbol(s), or logotypes associated with Hybrid Tech or any variant or variants thereof or the names of the principal Hybrid Tech representative or employee in any formally published literature, advertising, or other materials without the prior written consent of Hybrid Tech, notwithstanding the foregoing, Hybrid Tech shall be permitted to state orally and in writing the fact that the loan of vehicles has taken place.
XX. INDEPENDENCE OF CONTRACTS

The parties agree that this Agreement is independent of any other contract between the United States Government and Hybrid Tech. By participating in this Agreement, NASA makes no assurances to Hybrid Tech or others as to performance of the objects tested in NASA facilities or other test objects and relieves Hybrid Tech of none of its obligations under any other contract, grant, or other agreement with the Government. This Agreement does not constitute NASA's or Hybrid Tech's endorsement of any test results, resulting designs, hardware, or other matters.
XXI. NONEXCLUSIVITY

This Agreement is not exclusive; accordingly, Hybrid Tech or NASA may enter into similar agreements for the same or similar purpose with other private or public entities.

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XXIII. EXECUTION

This Agreement is hereby executed in duplicate originals by the undersigned.

National Aeronautics                        Hybrid Technologies, Inc.
And Space Administration
John F. Kennedy Space Center
BY: /s/ James W. Kennedy                    By: /s/ Holly Roseberry
James W. Kennedy                            Holly Roseberry
Director                                    President